                                           Rule 424(b)(3)
                                           File No. 33-62479


Pricing Supplement No. 33                  Dated: March 10, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $5,000,000               Issue Price: 100%

Original Issue Date: March 13, 1997        Stated Maturity Date: March 13, 2002

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency:  U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
             [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 13th day of March, June, September and December of each year, beginning June 13, 1997, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 13th day of March, June, September and December of each year, beginning June 13, 1997, up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

                                           Rule 424(b)(3)
                                           File No. 33-62479


Pricing Supplement No. 33                  Dated: March 10, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)






Initial Interest Rate: 5.7625%

Index Maturity: 3 Month.

Day Count Convention: Act/360

Maximum Interest Rate: N/A                 Minimum Interest Rate: N/A

Spread (+/-): +.20%                        Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .21581%.

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 33
                       UNDER MTN-SERIES G PROGRAM: $1,150,750,000.00.
                   b)  CUSIP #42333HGS5

Agent:  Chase Securities Inc
        270 Park Avenue
        New York, New York 10017